As filed with the Securities and Exchange Commission on May 31, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

XCEL BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	76-0307819
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

475 10th Avenue, 4th Floor

New York, NY 10018

(Address of Principal Executive Offices)

XCEL BRANDS, INC.

2011 EQUITY INCENTIVE PLAN

(Full title of the plan)

Robert D’Loren

Chief Executive Officer

Xcel Brands, Inc.

475 10th Avenue, 4th Floor

New York, NY 10018

(Name and address of agent for service)

(347) 727-2474

(Telephone number, including area code, of agent for service)

Copy to:

Brad L. Shiffman, Esq.

Blank Rome LLP

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.001 per share	5,000,000	$5.50	$27,500,000	$3,751

(1)	Plus an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of computing the registration fee, based on the last reportable trade of our common stock on May 13, 2013, as reported on the OTCQB tier of the OTC Markets.

EXPLANATORY NOTE

XCel Brands, Inc., or the Company, has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, or the Securities Act, to register shares of its common stock, $0.001 par value per share. This registration statement also includes a reoffer prospectus. The reoffer prospectus may be utilized for reofferings and resales on a continuous or a delayed basis in the future of up to 2,607,910 shares of common stock that constitute “restricted securities” which have been issued prior to the filing of this registration statement. The reoffer prospectus does not contain all of the information included in the registration statement, certain items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the Securities and Exchange Commission. Statements contained in this reoffer prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

The documents containing the information specified in Part I of this registration statement will be sent or given to participants in the XCel Brands, Inc. 2011 Equity Incentive Plan, as amended, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not being, filed by the Company with the Securities and Exchange Commission, either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this registration statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2. COMPANY INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this registration statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Xcel Brands, Inc., 475 10th Avenue, 4th Floor, New York, NY 10018, Attention: James Haran, Telephone No. (347) 727-2474.

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REOFFER PROSPECTUS

XCEL BRANDS, INC.

2,607,910 SHARES

OF COMMON STOCK

This prospectus covers the reoffer and resale of up 2,607,910 shares (the “Shares”) of common stock, par value $.001 per share (the “Common Stock”) which may be offered and sold from time to time by certain stockholders of the Company (the “Selling Stockholders”) who have acquired or will acquire such Shares in connection with the exercise of stock options granted, and with stock or other awards made, under, the XCel Brands, Inc. 2011 Equity Incentive Plan, as amended, or the Plan, prior to the filing of the registration statement of which this reoffer prospectus is a part, which shares constitute “restricted securities” as such term is defined in Rule 144(a)(3) under the Securities Act of 1933, as amended, or the Securities Act.  The Plan is intended to provide incentives which will attract, retain, and motivate highly competent persons such as officers, employees, directors, and consultants to our Company by providing them opportunities to acquire shares of our Common Stock.  Additionally, the Plan is intended to assist in further aligning the interests of our officers, employees, directors and consultants to those of its other stockholders.

The persons who are issued such stock may include our directors, officers and/or other key employees and consultants and certain of whom may be considered our “affiliates”.  Such persons may, but are not required to, sell the shares they acquire pursuant to this prospectus.  If any of such persons desires to sell any of such stock pursuant to this prospectus, we will file with the Securities and Exchange Commission an update to this prospectus naming such person as a selling shareholder and indicating the number of shares such person is offering pursuant to this prospectus.

Our common stock is quoted on the OTCQB tier of the OTC Markets under the symbol “XELB”. On May 13, 2013, the last reported sale price of our common stock quoted on the on the OTCQB tier of the OTC Markets was $5.50 per share.

We will not receive any of the proceeds from sales of the Shares by any of the Selling Stockholders. The Shares may be offered from time to time by any or all of the Selling Stockholders through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as such Selling Stockholder may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See “Plan of Distribution.” Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts.  We are paying all expenses of registration incurred in connection with this offering but the Selling Stockholders will pay all brokerage commissions and other selling expenses.

The Selling Stockholders and participating brokers and dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in which event any profit on the sale of shares of those Selling Stockholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN RISKS AND OTHER FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 31, 2013.

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You should only rely on the information incorporated by reference or provided in this prospectus or any supplement.  We have not authorized anyone else to provide you with different information.  The Common Stock is not being offered in any state where the offer is not permitted.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

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WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the United States Securities and Exchange Commission (the “Commission”). You can read and copy the reports, proxy statements and other information filed by the Company with the Commission at the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549.  Information regarding the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. Additionally, we are required to file electronic versions of those materials with the Commission through the Commission’s EDGAR system.  The Commission maintains an Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

This prospectus constitutes part of a Registration Statement on Form S-8 filed on the date hereof (herein, together with all amendments and exhibits, referred to as the “Registration Statement”) by the Company with the Commission under the Securities Act. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which we have omitted, in accordance with the rules and regulations of the Commission. You should refer to the full Registration Statement for further information with respect to the Company and our Common Stock.

Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the offices of the Commission as indicated above without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

No person is authorized to give any information or to make any representations, other than those contained in this prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Stockholder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereto.

INCORPORATION BY REFERENCE

The Commission allows us to “incorporate by reference” the information that we file with the Commission, which means that we can disclose important information to you by referring you to the other information we have filed with the Commission.  The information that we incorporate by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information.

The following documents filed by us with the Commission pursuant to Section 13 of the Exchange Act are incorporated by reference in this Registration Statement:

(i)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed with the Commission on May 14, 2013;

(ii)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Commission on March 15, 2013;

(iii)	our Current Report on Form 8-K, dated January 24, 2013 and filed with the Commission on January 24, 2013;

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(iv)	our Current Report on Form 8-K, dated April 1, 2013 and filed with the Commission on April 2, 2013; and

(v)	the description of our common stock contained in our registration statement on Form 10-SB, filed with the SEC on September 18, 2000 pursuant to Section 12(g) of the Exchange Act and all amendments or reports filed by us for the purpose of updating those descriptions.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information relating to the Company contained in this prospectus should be read together with the information in the documents incorporated by reference.

We will provide without charge to each person to whom a copy of this prospectus is delivered, on written or oral request, a copy of any or all documents incorporated by reference into this prospectus except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents).  Requests for copies can be made by writing or telephoning us at Xcel Brands, Inc., 475 10th Avenue, 4th Floor, New York, NY 10018, Attention: James Haran, Telephone No. (347) 727-2474.

Unless otherwise stated in this prospectus, references to “XCel”, “we”, “our” and “us” refer to XCel Brands, Inc., a Delaware corporation.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not statements of historical facts, but rather reflect our current expectations concerning future events and results.  We generally use the words “believes”, “expects”, “intends”, “plans”, “anticipates”, “likely”, “will”, and similar expressions to identify forward-looking statements.  Such forward-looking statements, including those concerning our expectations, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements.   These risks, uncertainties and factors include, but are not limited to, those factors more fully described under “Risk Factors”.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this prospectus.

THE COMPANY

Our primary business is the design, licensing and marketing of the Isaac Mizrahi trademarks and brands including “Isaac Mizrahi New York”, “Isaac Mizrahi”, “Isaac Mizrahi Jeans”, “M.” and “IsaacMizrahiLIVE” (the “Isaac Mizrahi Brands”) and the design business related to the Liz Claiborne New York brand (the “LCNY Brand”). Our focus is on licensing our owned brands for promotion and distribution through an Omnichannel retail sales strategy including distribution through Direct-Response Television (i.e. QVC), the Internet, and traditional bricks-and-mortar retail channels. We operate in a “working capital light” business model, licensing the Isaac Mizrahi Brands through our wholly-owned subsidiary IM Brands, LLC and generating royalty and design revenues through licensing and other agreements with wholesale manufacturers, sourcing and design companies, and retailers. We do not currently plan to manufacture products, or open bricks-and-mortar retail stores. By partnering with licensing partners who have significant expertise in designing, sourcing, and selling products through wholesale and retail distribution channels, we are able to focus on licensing our brands, providing design direction and in certain cases, product designs to our licensees, coordinating merchandising among our licensees, and marketing through social media marketing and other conventional means (advertising, public relations). This model minimizes the need for us to spend significant amounts in capital expenditures or inventory purchases related to our brands. Our primary focus is on growing our revenues related to the Isaac Mizrahi Brands and LCNY Brand, but in the future may acquire and/or enter into licensing or other business arrangements with other brands in order to leverage our licensing, design, and/or marketing expertise to grow our revenues through our Omnichannel retail sales strategy.

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We were incorporated on August 31, 1989 in the State of Delaware under the name Houston Operating Company.   On April 19, 2005, we changed our name to NetFabric Holdings, Inc. On September 28, 2011, we filed an amendment to our certificate of incorporation and effected a 1 for 520.5479607 reverse stock split.

On September 29, 2011, we entered into an Agreement of Merger and Plan of Reorganization with XCel Brands, Inc., a privately held Delaware corporation (“Old XCel”), Netfabric Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Acquisition Corp.”), and certain of our stockholders pursuant to which Acquisition Corp. was merged with and into Old XCel, with Old XCel surviving as our wholly-owned subsidiary (the “Merger”).  Pursuant to the Merger, we acquired all of the outstanding capital stock of Old XCel in exchange for issuing an aggregate of 944,688 shares of Common Stock to Old XCel’s stockholders at a ratio of 9,446.88 shares of Common Stock for each share of Old XCel common stock outstanding at the effective time of the Merger. Immediately following the Merger, Old Xcel was merged with and into the Company (the “Short Form Merger”), and we changed our name to Xcel Brands, Inc.  As a result of the Short Form Merger, IM Brands, LLC (“IM Brands”), which was a wholly owned subsidiary of Old XCel, became our wholly owned subsidiary.

Old Xcel was incorporated in Delaware on September 23, 2010 for the purpose of acquiring the Isaac Mizrahi Business.  On May 19, 2011, Old XCel and IM Brands (collectively, the  “Buyers”) entered into an asset purchase agreement, as amended (the “Purchase Agreement”), with IM Ready-Made, LLC (“IM Ready”), Isaac Mizrahi and Marisa Gardini, pursuant to which the Buyers acquired certain assets of IM Ready, including (i) the “Isaac Mizrahi” brands (including the trademarks and brands “Isaac Mizrahi New York”, “Isaac Mizrahi” and “IsaacMizrahiLIVE”) (collectively, the “IM Trademarks”), (ii) the license agreements between IM Ready and certain third parties related to the IM Trademarks including a license agreement with QVC, Inc., (iii) design agreements with Liz Claiborne, Inc. (the “LCNY Agreement”) and QVC, Inc. (the “Design Agreement”) to design the “Liz Claiborne New York” brand for sale exclusively at QVC, Inc. and (iv) computers, design software, and other assets related to the licensing and design of the Isaac Mizrahi Brands and the design of the LCNY Brand (together with the IM Trademarks, the LCNY Agreement, the Design Agreement, the “Isaac Mizrahi Business”). The parties consummated the asset purchase contemplated by the Purchase Agreement on September 29, 2011.

 Our principal executive offices are located at 475 10th Avenue, 4th Floor, New York, NY 10018, our telephone number is (347) 727-2474, and our Internet website address is www.xcelbrands.com.

RISK FACTORS

An investment in our Common Stock involves a number of risks.  You should carefully consider the following factors in addition to the other information contained in this prospectus, and the information incorporated by reference, before deciding to invest in our Common Stock.  If any of the following risks actually occur, our business and financial results could be materially and adversely affected.  In that case, the trading price of our Common Stock could decline and you could lose all or part of your investment.

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Risks Related to Our Business

We have a limited amount of cash to grow our operations. If we cannot obtain additional sources of cash, our growth prospects and future profitability may be materially adversely affected and we may not be able to implement our business plan. Such additional financing may not be available on satisfactory terms or it may not be available when needed, or at all.

As of March 31, 2013, we had cash and cash equivalents of approximately $3.7 million. Although we believe that our existing cash and our anticipated cash flow from operations will be sufficient to sustain our operations, at our current expense levels, for at least the following 12 months, we may require significant additional cash to expand our operations or acquire additional brands. Our inability to finance our growth, either internally or externally, may limit our growth potential and our ability to execute our business strategy. If we issue securities to raise capital to finance operations and/or pay down debt, our existing stockholders may experience dilution or the new securities may have rights senior to those of our Common Stock.

We have a limited operating history and our historical operations were conducted as part of a larger, more diverse business.

Although the Isaac Mizrahi brand name has been an established brand for over 20 years, the QVC Agreement and LCNY Agreement relate to businesses at QVC that have been operating only since December 2009, and the Isaac Mizrahi Business was run by Isaac Mizrahi, our Chief Designer, and Marisa Gardini, our Executive Vice President of Strategic Planning prior to our acquisition of the Isaac Mizrahi Brands on September 29, 2011. Certain other members of our management performed consulting services for IM Ready, but were not responsible for its operations. In addition, we have entered into additional licenses for the Isaac Mizrahi Brands, many such licensees have not yet sold licensed products under the Isaac Mizrahi Brands or have only started selling licensed products under the Isaac Mizrahi Brands in 2012. Accordingly, the operating results of the Isaac Mizrahi Business are not necessarily indicative of the future and you should not place undue reliance on the Isaac Mizrahi Business’s past performance.

The failure of our licensees to adequately produce, market and sell products bearing our brand names in their license categories or to pay their obligations under their license agreements could result in a decline in our results of operations and impact our ability to service our debt obligations.

Our revenues are dependent on payments made to us under our licensing agreements. Although the licensing agreements for our brands typically require the advance payment to us of a portion of the licensing fees and in many cases provide for guaranteed minimum royalty payments to us, the failure of our licensees to satisfy their obligations under these agreements or their inability to operate successfully or at all, could result in their breach and/or the early termination of such agreements, their non-renewal of such agreements or our decision to amend such agreements to reduce the guaranteed minimums or sales royalties due thereunder, thereby eliminating some or all of that stream of revenue. Moreover, during the terms of the license agreements, we are substantially dependent upon the abilities of our licensees to maintain the quality and marketability of the products bearing our trademarks, as their failure to do so could materially tarnish our brands, thereby harming our future growth and prospects. In addition, the failure of our licensees to meet their production, manufacturing and distribution requirements could cause a decline in their sales and potentially decrease the amount of royalty payments (over and above the guaranteed minimums) due to us. A weak economy or softness in the apparel and retail sectors could exacerbate this risk. This, in turn, could decrease our potential revenues. Moreover, the concurrent failure by several of our material licensees to meet their financial obligations to us could jeopardize our ability to meet the debt service coverage ratios required in connection with our debt facility or facilities. Further, this failure may impact our ability to make required payments with respect to such indebtedness. The failure to meet such debt service coverage ratios or to make such required payments may give the lenders thereunder the right to foreclose on the Company’s trademarks, license agreements, and other related assets securing such notes.

Our business is dependent on continued market acceptance of the Isaac Mizrahi Brand and any future brands we acquire and the products of our licensees.

Although many of our licensees guarantee minimum net sales and minimum royalties to us, many of our licensees are not yet selling licensed products or currently have limited distribution of licensed products and a failure of our brands or of products bearing our brands to achieve or maintain market acceptance could cause a reduction of our licensing revenues and could further cause existing licensees not to renew their agreements. Such failure could also cause the devaluation of our trademarks, which are our primary assets, making it more difficult for us to renew our current licenses upon their expiration or enter into new or additional licenses for our trademarks. In addition, if such devaluation of our trademarks were to occur, a material impairment in the carrying value of one or more of our trademarks could also occur and be charged as an expense to our operating results. Continued market acceptance of the Isaac Mizrahi Brand and our licensees’ products, as well as market acceptance of any future products bearing any future brands we acquire, is subject to a high degree of uncertainty, made more so by constantly changing consumer tastes and preferences. Creating and maintaining market acceptance of our licensees’ products and creating market acceptance of new products and categories of products bearing our marks may require substantial marketing efforts, which may, from time to time, also include our expenditure of significant additional funds to keep pace with changing consumer demands, which funds we may or may not have available to spend. Additional marketing efforts and expenditures may not, however, result in either increased market acceptance of, or additional licenses for, our trademarks or increased market acceptance, or sales, of our licensees’ products. Furthermore, while we believe that we currently maintain sufficient control over the products our licensees’ produce under our brand names through the provision of trend direction and our right to preview and approve a majority of such products, including their presentation and packaging, we do not actually design or manufacture all of the products bearing our marks and therefore have more limited control over such products’ quality and design than a traditional product manufacturer might have.

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Our debt obligations could impair our liquidity and financial condition, and in the event we are unable to meet our debt obligations we could lose title to our trademarks and/or other assets.

We entered into a five-year senior secured term facility (the “Loan”) with MidMarket pursuant to which we incurred $13.5 million principal amount of senior secured term debt. In addition, we issued to IM Ready a note in the principal amount of $7,377,432, subject to adjustment as set forth herein (the “Seller Note”) and our ability to pay the Seller Note in shares of our common stock on September 29, 2014, and have a contingent obligation of $2.8 million that is likely to be owed to IM Ready in September 2015 payable in cash or shares of our common stock. The Company may also assume or incur additional debt, including secured debt, in the future in connection with, or to fund, future acquisitions, subject to limited exceptions. The Loan also requires us to repay the principal loan balance from net cash proceeds received by the Company, IM Brands or any subsidiary in excess of $1,000,000 from the sale of equity securities to the extent such proceeds are not used to fund the purchase price, costs or expenses of a potential acquisition. Our debt obligations:

·	could impair our liquidity;

·	could make it more difficult for us to satisfy our other obligations;

·	require us to dedicate a substantial portion of our cash flow to payments on our debt obligations, which reduces the availability of our cash flow to fund working capital, capital expenditures and other corporate requirements;

·	could impede us from obtaining additional financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes;

·	impose restrictions on us with respect to the use of our available cash, including in connection with future transactions;

·	make us more vulnerable in the event of a downturn in our business prospects and could limit our flexibility to plan for, or react to, changes in our licensing markets; and

·	could place us at a competitive disadvantage when compared to our competitors who have less debt.

While we believe that by virtue of the guaranteed minimum and percentage royalty payments due to us under certain of our licenses, we will generate sufficient revenues from our licensing operations to satisfy our obligations for the foreseeable future, in the event that we were to fail in the future to make any required payment under agreements governing our indebtedness or fail to comply with the financial and operating covenants contained in those agreements, we would be in default regarding that indebtedness and the lenders could declare such indebtedness to be immediately due and payable. A debt default could significantly diminish the market value and marketability of our common stock and could result in the acceleration of the payment obligations under all or a portion of our consolidated indebtedness, or a renegotiation of our Loan with more onerous terms and/or additional equity dilution. It may also enable our senior lender or lenders to foreclose on the Company’s and IM Brands’ assets and/or our membership interests in IM Brands, which currently constitutes substantially all of intangible assets.

We expect to achieve growth based upon our plans to expand the Isaac Mizrahi Business. If we fail to manage our expected future growth, our business and operating results could be harmed.

We project growth in the Isaac Mizrahi Business based upon growing the business of our bricks-and-mortar licensees for the Isaac Mizrahi Brands, engaging additional bricks-and-mortar licensees or partners for the Isaac Mizrahi Brands as well as projected growth of the IsaacMizrahiLIVE business with QVC, and we project to grow the LCNY Business on QVC. We may also evaluate and pursue appropriate opportunities with other brands (including acquiring and/or entering into licensing and/or design agreements with such brands) to the extent we believe that such opportunities would be in the best interests of our company and our stockholders.

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This expected growth will place considerable demands on our management and other resources. Our ability to compete effectively and to manage future growth, if any, will depend on the sufficiency and adequacy of our current resources and infrastructure and our ability to continue to identify, attract and retain personnel to manage our brands. There can be no assurance that our personnel, systems, procedures and controls will be adequate to support our operations and properly oversee our brands. The failure to support our operations effectively and properly oversee our brands could cause harm to our brands and have a material adverse effect on their fair values and our business, financial condition and results of operations. In addition, we may be unable to leverage our core competencies in managing apparel brands to managing brands in new product categories.

Also, there can be no assurance that we will be able to achieve and sustain meaningful growth. Our growth may be limited by a number of factors including increased competition among branded products at bricks-and-mortar, internet, and direct-response retailers, decreased airtime on QVC, competition for retail license and brand acquisitions, insufficient capitalization for future transactions.

If we are unable to identify and successfully acquire additional trademarks, our growth may be limited, and, even if additional trademarks are acquired, we may not realize anticipated benefits due to integration or licensing difficulties.

While the Company’s focus is on growing the Isaac Mizrahi Brands and LCNY Brand, the Company may seek to acquire additional intellectual property. We will continue to explore new acquisitions. However, as our competitors continue to pursue a brand management model, acquisitions may become more expensive and suitable acquisition candidates could become more difficult to find. In addition, even if we successfully acquire additional intellectual property or the rights to use additional intellectual property, we may not be able to achieve or maintain profitability levels that justify our investment in, or realize planned benefits with respect to, those additional brands.

Although we will seek to temper our acquisition risks by following acquisition guidelines relating to the purchase price and valuation, projected returns, existing strength of the brand, its diversification benefits to us, its potential licensing scale and creditworthiness of licensee base, acquisitions, whether they be of additional intellectual property assets or of the companies that own them, entail numerous risks, any of which could detrimentally affect our results of operations and/or the value of our equity. These risks include, among others:

·	unanticipated costs associated with the target acquisition;

·	our ability to identify appropriate business opportunities, including potential licenses and new product lines and markets;

·	negative effects on reported results of operations from acquisition related charges and amortization of acquired intangibles;

·	diversion of management’s attention from other business concerns;

·	the challenges of maintaining focus on, and continuing to execute, core strategies and business plans as our brand and license portfolio grows and becomes more diversified;

·	adverse effects on existing licensing and other relationships;

·	potential difficulties associated with the retention of key employees, and difficulties, delays and unanticipated costs associated with the assimilation of personnel, operations and systems, which may be retained by us in connection with or as a result of our acquisitions; and

·	risks of entering new domestic and international markets (whether it be with respect to new licensed product categories or new licensed product distribution channels) or markets in which we have limited prior experience.

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When we acquire intellectual property assets or the companies that own them, our due diligence reviews are subject to inherent uncertainties and may not reveal all potential risks. We may therefore fail to discover or inaccurately assess undisclosed or contingent liabilities, including liabilities for which we may have responsibility as a successor to the seller or the target company. As a successor, we may be responsible for any past or continuing violations of law by the seller or the target company. Although we will generally attempt to seek contractual protections through representations, warranties and indemnities, we cannot be sure that we will obtain such provisions in our acquisitions or that such provisions will fully protect us from all unknown, contingent or other liabilities or costs. Finally, claims against us relating to any acquisition may necessitate our seeking claims against the seller for which the seller may not, or may not be able to, indemnify us or that may exceed the scope, duration or amount of the seller’s indemnification obligations.

Acquiring additional intellectual property could also have a significant effect on our financial position and could cause substantial fluctuations in our quarterly and yearly operating results. Acquisitions could result in the recording of significant goodwill and intangible assets on our financial statements, the amortization or impairment of which would reduce our reported earnings in subsequent years. No assurance can be given with respect to the timing, likelihood or financial or business effect of any possible transaction. Moreover, as discussed below, our ability to grow through the acquisition of additional intellectual property will also depend on the availability of capital to complete the necessary acquisition arrangements. In the event that we are unable to obtain debt financing on acceptable terms for a particular acquisition, we may elect to pursue the acquisition through the issuance by us of shares of our Common Stock (and, in certain cases, convertible securities) as equity consideration, which could dilute our Common Stock because it could reduce our earnings per share, and any such dilution could reduce the market price of our Common Stock unless and until we were able to achieve revenue growth or cost savings and other business economies sufficient to offset the effect of such an issuance. As a result, there is no guarantee that our stockholders will achieve greater returns as a result of any future acquisitions we complete.

Because of the intense competition within our existing and potential bricks-and-mortar licensees’ markets and the strength of some of their competitors, we and our licensees may not be able to continue to compete successfully.

We expect our existing and future bricks-and-mortar licenses to relate to products in the apparel, fashion accessories, footwear, beauty and fragrance, home products and décor, pet products, fabrics and yarns, and other consumer industries, in which our bricks-and-mortar licensees face intense competition, including from our other brands and licensees. In general, competitive factors include quality, price, style, name recognition and service. In addition, various fads and the limited availability of shelf space could affect competition for our licensees’ products. Many of our bricks-and-mortar licensees’ competitors have greater financial, distribution, marketing and other resources than our bricks-and-mortar licensees and have achieved significant name recognition for their brand names. Our licensees may be unable to successfully compete in the markets for their products, and we may not be able to continue to compete successfully with respect to our licensing arrangements.

If our competition for licenses increases, or any of our current licensees elect not to renew their licenses or renew on term less favorable than today, our growth plans could be slowed.

We may face increasing competition in the future for licenses as other companies owning brands may decide to enter into licensing arrangements with licensees, retailers or interactive media companies similar to the ones we currently have in place. Furthermore, our current or potential licensees may decide to develop or purchase brands rather than renew or enter into license agreements with us. In addition, this increased competition could result in lower sales of products offered by our licensees under our brands. If our competition for licenses increases, it may take us longer to procure additional licenses which could slow our growth rate.

Our licensees are subject to risks and uncertainties of foreign manufacturing and the price, availability and quality of raw materials that could interrupt their operations or increase their operating costs, thereby affecting their ability to deliver goods to the market, reduce or delay their sales and decrease our potential royalty revenues.

Substantially all of the products sold by our licensees are manufactured overseas. There are substantial risks associated with foreign manufacturing, including changes in laws relating to quotas, and the payment of tariffs and duties, fluctuations in foreign currency exchange rates, shipping delays and international political, regulatory and economic developments. Further, our licensees may experience fluctuations in the price, availability and quality of fabrics and raw materials used by them in their manufactured apparel or purchased finished goods. Any of these risks could increase our licensees’ operating costs. Our licensees also import finished products and assume all risk of loss and damage with respect to these goods once they are shipped by their suppliers. If these goods are destroyed or damaged during shipment, the revenues of our licensees, and thus our royalty revenues over and above the guaranteed minimums, could be reduced as a result of our licensees’ inability to deliver or their delay in delivering their products.

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Our failure to protect our proprietary rights could compromise our competitive position and decrease the value of our brands.

We own, through our wholly-owned subsidiary, IM Brands, U.S. federal trademark registrations and foreign trademark registrations for our Isaac Mizrahi Brands that are vital to the success and further growth of our business and which we believe have significant value. We will monitor, on an ongoing basis, unauthorized filings of our trademarks and imitations thereof, and rely primarily upon a combination of trademarks, copyrights and contractual restrictions to protect and enforce our intellectual property rights domestically and internationally. We believe that such measures afford only limited protection and, accordingly, there can be no assurance that the actions taken by us to establish protect and enforce our trademarks and other proprietary rights will prevent infringement of our intellectual property rights by others, or prevent the loss of licensing revenue or other damages caused therefrom.

For instance, despite our efforts to protect and enforce our intellectual property rights, unauthorized parties may attempt to copy aspects of our intellectual property, which could harm the reputation of our brands, decrease their value and/or cause a decline in our licensees’ sales and thus our revenues. Further, we and our licensees may not be able to detect infringement of our intellectual property rights quickly or at all, and at times, we or our licensees may not be successful in combating counterfeit, infringing or knockoff products, thereby damaging our competitive position. In addition, we depend upon the laws of the countries where our licensees’ products are sold to protect our intellectual property. Intellectual property rights may be unavailable or limited in some countries because standards of registerability vary internationally. Consequently, in certain foreign jurisdictions, we have elected or may elect not to apply for trademark registrations. While we generally apply for trademarks in most countries where we license or intend to license our trademarks, we may not accurately predict all of the countries where trademark protection will ultimately be desirable. If we fail to timely file a trademark application in any such country, we may be precluded from obtaining a trademark registration in such country at a later date. Failure to adequately pursue and enforce our trademark rights could damage our brands, enable others to compete with our brands and impair our ability to compete effectively.

In addition, in the future, we may be required to assert infringement claims against third parties or more third parties may assert infringement claims against us. Any resulting litigation or proceeding could result in significant expense to us and divert the efforts of our management personnel, whether or not such litigation or proceeding is determined in our favor. In addition, to the extent that any of our trademarks were ever deemed to violate the proprietary rights of others in any litigation or proceeding or as a result of any claim, we may be prevented from using them, which could cause a termination of our licensing arrangements, and thus our revenue stream, with respect to those trademarks. Litigation could also result in a judgment or monetary damages being levied against us.

A substantial portion of our licensing revenue is concentrated with a limited number of licensees such that the loss of any of such licensees could decrease our revenue and impair our cash flows.

A substantial portion of the Company’s revenues have been paid by QVC, either through the Company’s existing license agreement with QVC for the “IsaacMizrahiLIVE” brand or through the Design Agreement related to the LCNY Brand. Because we are dependent on these agreements with QVC for a significant portion of our revenue, if QVC were to have financial difficulties, or if QVC decides not to renew or extend its existing agreements with us, our revenue and cash flows could be reduced substantially. Additionally, we have limited control over the programming that QVC devotes to the IsaacMizrahiLIVE and LCNY Brand or its promotional sales with the IsaacMizrahiLIVE and LCNY Brand (such as Today’s Special Value sales). If QVC reduces or modifies its programming or promotional sales related to the Isaac MizrahiLIVE and/or the Liz Claiborne New York brands, our revenues and cash flows could be reduced substantially.

The initial term of the QVC Agreement expires on September 30, 2015, with automatic one-year renewal periods unless terminated by either party. The current term of the Design Agreement, which was renewed on January 28, 2013, expires on July 31, 2016 and provides for four one-year renewal periods. There can be no assurance that the agreements will be renewed upon expiration of the current terms, that the minimum sales thresholds will be met or that QVC will not terminate our licensing agreement or its agreement with FNP for non-performance.

While our business with QVC has seen growth since the Isaac MizrahiLive and LCNY brands were launched in 2009 and 2010, respectively, there is no guarantee that they will continue to grow in the future. Additionally, while we have entered into additional bricks-and-mortar license agreements for the Isaac Mizrahi Brands in order to diversify and grow our revenues, there are no guarantees that our new bricks-and-mortar licensees will be able to generate sales of products under the Isaac Mizrahi Brands or grow their existing sales of products under the Isaac Mizrahi Brands, and if they do generate sales, there is no guarantee that they will not cause a decline in sales of product being sold through QVC.

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The QVC Agreement restricts us from selling Isaac Mizrahi branded product with certain retailers, which provides QVC with a right to terminate the QVC Agreement if we breach this provision.

Although all of our bricks-and-mortar license agreements prohibit the sale of Isaac Mizrahi branded product to these restricted retailers, one or more of our bricks-and-mortar licensees could sell to a restricted retailer, putting us in breach with QVC and exposing us to termination by QVC. A breach by QVC could result in QVC seeking monetary damages, seeking an injunction against us and our bricks-and-mortar licensees and/or terminate the QVC Agreement that could have a material adverse effect on the Company’s net income and cash flows.

We are dependent upon our Chief Executive Officer and other key executives. If we lose the services of these individuals we may not be able to fully implement our business plan and future growth strategy, which would harm our business and prospects.

Our success as a marketer and licensor of intellectual property is largely dependent upon the efforts of Robert W. D’Loren, our Chief Executive Officer and chairman of the board of directors. Our continued success is largely dependent upon his continued efforts and those of our other key executives. Although we entered into an employment agreement with Robert D’Loren, as well as employment agreements with other of our key executives and employees, including Isaac Mizrahi, there is no guarantee that we will not lose the services of our executive officers or key employees. To the extent that any of their services become unavailable to us, we will be required to hire other qualified executives, and we may not be successful in finding or hiring adequate replacements. This could impede our ability to fully implement our business plan and future growth strategy, which would harm our business and prospects.

We are dependent upon the promotional services of Isaac Mizrahi as it relates to the Isaac Mizrahi brand, which is currently our primary business.

If we lose the services of Isaac Mizrahi, we may not be able to fully comply with the terms of our license agreements with QVC or our design agreements with FNP and QVC and it may result in significant reductions in the value of the Isaac Mizrahi Brands and our prospects, revenues and cash flows. Isaac Mizrahi is a key individual in our continued promotion of the Isaac Mizrahi Brands and the principal salesperson of the Isaac Mizrahi brands on QVC. Although we have entered into an employment agreement with Mr. Mizrahi and he is a significant shareholder of the Company, there is no guarantee that we will not lose his services. To the extent that any of Mr. Mizrahi’s services become unavailable to us, we will likely need to find a replacement to Mr. Mizrahi to become Chief Designer for the Isaac Mizrahi Brands. Competition for skilled designers or brand promoters is intense, and compensation levels may be high, and there is no guarantee that we would be able to identify and attract a qualified replacement, or if Mr. Mizrahi’s services are not available to us, that we would be able to promote the Isaac Mizrahi Brands as well as we are able to with Mr. Mizrahi. This could significantly affect the value of the Isaac Mizrahi Brands and our ability to market the brands, and could impede our ability to fully implement our business plan and future growth strategy, which would harm our business and prospects. Additionally, while we acquired all trademarks, image, and likeness of Isaac Mizrahi, pursuant to the acquisition of the Isaac Mizrahi Business and his employment agreement, Mr. Mizrahi has retained certain rights to participate in outside business activities, including hosting and appearing in television shows, movies and theater productions, and writing and publishing books and other publications. Mr. Mizrahi’s participation in these personal business ventures could limit his availability to us and affect his ability to perform under this employment agreement. Finally, there is no guarantee that Mr. Mizrahi will not take an action that the consumer views as negative, which may harm the Isaac Mizrahi Brands as well as our business and prospects.

The termination of agreements related to design and other services would decrease our expected revenues and cash flows.

The Company provides design and other services for fixed or agreed upon fees. If the Company fails to perform these services or if these service agreements were terminated or not renewed, our expected revenues and cash flows would decrease.

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The LCNY Agreement could be terminated by FNP and/or QVC in the event that QVC or FNP decides not to renew its licensing agreement with respect to the LCNY Brand, or if we were to lose the services of Isaac Mizrahi as the designer with respect to LCNY Brand branded products, thereby decreasing our expected revenues and cash flows.

We currently have the LCNY Agreement in place with FNP, pursuant to which Isaac Mizrahi designs the LCNY Brand line to be sold on QVC in exchange for the Company receiving a percentage of the royalties that FNP receives from QVC under a separate license agreement between FNP and QVC (the LCNY Agreement). The LCNY Agreement is co-terminous with the license agreement between FNP and QVC, which has an initial term through July 31, 2016. There is no guarantee that FNP or QVC will renew the agreement past the Initial Renewal Term, which would impair our revenues and cash flows. Additionally, FNP has the right at its option to terminate the LCNY Agreement with us if the services of Isaac Mizrahi as designer for LCNY Brand products are no longer available to FNP and we do not agree upon a replacement designer. Although we have entered into an employment agreement with Mr. Mizrahi, there can be no assurance that if his services are required by FNP he will provide such services or that in the event we, and thus QVC, were to lose the ability to draw on such services, FNP would continue its design agreement with us. The loss of the LCNY Agreement would significantly decrease our expected revenues and cash flows until we were able to enter into one or more replacement agreements.

Intangible assets, including our trademarks and goodwill represent a substantial portion of our assets. As a result of changes in market conditions and declines in the estimated fair value of these assets, we may, in the future, be required to write down a portion of our intangible assets and such write-down would, as applicable, either decrease our net income or increase our net loss.

Trademarks represent a significant portion of our assets. Under accounting standards generally accepted in the United States of America, indefinite lived intangible assets, including our trademarks, are not amortized, but must be tested for impairment annually, or more frequently if events or circumstances indicate the asset may be impaired. The estimated useful life of an intangible asset must be evaluated each reporting period to determine whether events and circumstances continue to support an indefinite useful life. Any write-down of intangible assets resulting from future periodic evaluations would, as applicable, either decrease our net income or increase our net loss and those decreases or increases could be material.

Changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our results.

Our future effective tax rates could be adversely affected by changes in the valuation of our deferred tax assets and liabilities, or by changes in tax laws or by a change in allocation of state and local jurisdictions, or interpretations thereof. In addition, we are subject to the continuous examination of our income tax returns by the Internal Revenue Service and other tax authorities. We regularly assess the likelihood of recovering the amount of deferred tax assets recorded on the balance sheet and the likelihood of adverse outcomes resulting from examinations by various taxing authorities in order to determine the adequacy of our provision for income taxes. We cannot guarantee that the outcomes of these evaluations and continuous examinations will not harm our reported operating results and financial conditions.

We must successfully maintain and/or upgrade our information technology systems.

We rely on various information technology systems to manage our operations, which subjects us to inherent costs and risks associated with maintaining, upgrading, replacing and changing these systems, including impairment of our information technology, potential disruption of our internal control systems, substantial capital expenditures, demands on management time and other risks of delays or difficulties in upgrading, transitioning to new systems or of integrating new systems into our current systems.

A decline in general economic conditions resulting in a decrease in consumer-spending levels and an inability to access capital may adversely affect our business.

Many economic factors beyond our control may impact our forecasts and actual performance. These factors include consumer confidence, consumer spending levels, employment levels, or availability of consumer credit, recession, deflation, inflation, a general slowdown of the U.S. economy or an uncertain economic outlook. Furthermore, changes in the credit and capital markets, including market disruptions, limited liquidity and interest rate fluctuations, may increase the cost of financing or restrict our access to potential sources of capital for future acquisitions.

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The risks associated with our business are more acute during periods of economic slowdown or recession. In addition to other consequences, these periods may be accompanied by decreased consumer spending generally, as well as decreased demand for, or additional downward pricing pressure on, the products carrying our brands. Accordingly, any prolonged economic slowdown or a lengthy or severe recession with respect to either the U.S. or the global economy is likely to have a material adverse effect on our results of operations, financial condition and business prospects.

We have an ever-growing reliance on technology including web-based information, proprietary data storage and normal business operations, which creates increased risk for us to ensure these systems remain uncompromised.

As threats of cyber-attacks expand across industries, and given the potential material impact on operations, the security of these digital technologies from internal and external threat could disrupt services and lead to misusage and “leakage” that could lead to significant capital outlays.

Risks Related to an Investment in Our Securities

The recently enacted JOBS Act allows us to postpone the date by which we must comply with certain laws and regulations and to reduce the amount of information provided in reports filed with the SEC. We cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are and we will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenues equal or exceed $1 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of the first date of sales of securities pursuant to this registration statement, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt, or (iv) the date on which we are deemed a “large accelerated filer” under the Securities and Exchange Act of 1934, as amended, or the Exchange Act. For so long as we remain an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on some or all of these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. If we avail ourselves of certain exemptions from various reporting requirements, our reduced disclosure may make it more difficult for investors and securities analysts to evaluate us and may result in less investor confidence.

If we fail to maintain an effective system of internal controls, we may not be able to report our financial results accurately or in a timely fashion, and we may not be able to prevent fraud; in such case, our stockholders could lose confidence in our financial reporting, which would harm our business and could negatively impact the price of our stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we are required to include in our Annual Report on Form 10-K our assessment of the effectiveness of our internal controls over financial reporting. We have dedicated a significant amount of time and resources to ensure compliance with this legislation for the year ended December 31, 2012 and will continue to do so for future fiscal periods. Although we believe that we currently have adequate internal control procedures in place, we cannot be certain that future material changes to our internal controls over financial reporting will be effective. If we cannot adequately maintain the effectiveness of our internal controls over financial reporting, we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. Any such action could adversely affect our financial results and the market price of our common stock. Moreover, if we discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price.

Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until we are no longer an “emerging growth company.” At such time that an attestation is required, our independent registered public accounting firm may issue a report that is adverse or qualified in the event that it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid a material weakness in the future.

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Management exercises significant control over matters requiring shareholder approval which may result in the delay or prevention of a change in our control.

The combined voting power of the Common Stock ownership of our officers and directors and key employees is approximately 70% of our voting securities. Additionally, pursuant to the Voting Agreement, IM Ready agreed to appoint a person designated by the board of directors as IM Ready’s irrevocable proxy and attorney-in-fact with respect to the shares of the Common Stock received by IM Ready in connection with the Merger. The proxy holder shall vote in favor of matters recommended or approved by the board of directors.

As a result, our management and key employees through such stock ownership exercises significant control over all matters requiring shareholder approval, including the election of our directors and approval of significant corporate transactions. This concentration of ownership in management and key employees may also have the effect of delaying or preventing a change in control of us that may be otherwise viewed as beneficial by stockholders other than management. There is also a risk that our existing management and a limited number of stockholders may have interests which are different from certain stockholders and that they will pursue an agenda which is beneficial to themselves at the expense of other stockholders.

There are limitations on the liabilities of our directors and executive officers. Under certain circumstances, we are obligated to indemnify our directors and executive officers against liability and expenses incurred by them in their service to us.

Pursuant to our amended and restated certificate of incorporation and under Delaware law, our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability for breach of a director’s duty of loyalty, acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law, dividend payments or stock repurchases that are unlawful under Delaware law or any transaction in which a director has derived an improper personal benefit. In addition, we have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of the person’s services as one of our directors or executive officers. The costs associated with providing indemnification under these agreements could be harmful to our business.

The Company incurs increased costs as a result of being a public company, which may adversely affect its business.

As a public company, we incur significant legal, accounting and other expenses that private companies do not incur. In addition, the Sarbanes-Oxley Act of 2002 and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. These rules and regulations create legal and financial compliance costs and make some activities more time consuming and costly than if we were private. For example, as a public company, the Company has adopted policies regarding internal controls and disclosure controls and procedures in order to comply with public company internal control and disclosure standards.

The market price of our Common Stock may be volatile, which could reduce the market price of our Common Stock.

The publicly traded shares of our Common Stock are not widely held, and do not have significant trading volume, and therefore may experience significant price and volume fluctuations. This market volatility could reduce the market price of the Common Stock, regardless of our operating performance. In addition, the trading price of the Common Stock could change significantly over short periods of time in response to actual or anticipated variations in our quarterly operating results, announcements by us, our licensees or our respective competitors, factors affecting our licensees’ markets generally and/or changes in national or regional economic conditions, making it more difficult for shares of the Common Stock to be sold at a favorable price or at all. The market price of the Common Stock could also be reduced by general market price declines or market volatility in the future or future declines or volatility in the prices of stocks for companies in the trademark licensing business or companies in the industries in which our licensees compete.

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We are subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our Common Stock, which in all likelihood would make it difficult for our stockholders to sell their securities.

Rule 3a51-1 of the Securities Exchange Act of 1934 establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. This classification would severely and adversely affect any market liquidity for our Common Stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

·	The basis on which the broker or dealer made the suitability determination; and

·	That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and commission payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling stockholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our Common Stock, if and when our Common Stock becomes publicly traded. In addition, the liquidity for our Common Stock may decrease, with a corresponding decrease in the price of our Common Stock. Our Common Stock, in all probability, will be subject to such penny stock rules for the foreseeable future and our stockholders will, in all likelihood, find it difficult to sell their Common Stock.

Future sales of Common Stock in the public market or the issuance of Common Stock or securities senior to the Common Stock could adversely affect the trading price of our Common Stock.

Our Certificate of Incorporation currently authorizes our board of directors to issue shares of Common Stock in excess of the Common Stock currently outstanding. Any additional issuances of any of our authorized but unissued shares will not require the approval of stockholders and may have the effect of further diluting the equity interest of stockholders.

We may issue Common Stock in the future for a number of reasons, including to attract and retain key personnel, to lenders, investment banks, or investors in order to achieve more favorable terms from these parties and align their interests with our common equity holders, to management and/or employees to reward performance to finance our operations and growth strategy, to adjust our ratio of debt to equity, to satisfy outstanding obligations or for other reasons. If we issue securities, our existing stockholders may experience dilution. Future sales of the Common Stock, the perception that such sales could occur or the availability for future sale of shares of the Common Stock or securities convertible into or exercisable for our Common Stock could adversely affect the market prices of our Common Stock prevailing from time to time. The sale of shares issued upon the exercise of our derivative securities could also further dilute the holdings of our then existing stockholders, including holders of the convertible notes that receive shares of the Common Stock upon conversion of their notes. In addition, future public sales of shares of the Common Stock could impair our ability to raise capital by offering equity securities.

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We may issue a substantial number of shares of common stock upon exercise of outstanding warrants and options, as payment of our obligations under the Loan and to satisfy obligations to IM Ready if royalty revenue targets are met.

We have outstanding warrants and options to purchase 1,477,494 shares of common stock, of which warrants to purchase 582,428 shares are exercisable at a price of $0.01 per share. The holders of warrants and options will likely exercise such securities at a time when the market price of our common stock exceeds the exercise price. Therefore, exercises of warrants and options will result in a decrease in the net tangible book value per share of our common stock and such decrease could be material. In addition, we may issue shares of common stock to satisfy up to $25,265,500 of earn-out payments to IM Ready if royalty revenue targets are met by the Isaac Mizrahi Business.

We may also satisfy our obligations under the $7,377,000 principal amount Seller Note payable to IM Ready by issuing shares of common stock. The number of shares which we issue to satisfy our earn-out payment obligations or obligations under the Note will be based on the future market price of our common stock and are currently not determinable, provided that there is a floor to the share price to satisfy the Seller Note of $4.50 per share, so the maximum number of shares that could be issued in exchange for the Seller Note is 1,639,334 shares. The issuance of shares to satisfy such obligations and upon exercise of outstanding warrants and options will dilute our then-existing stockholders’ percentage ownership of our company, and such dilution could be substantial. Sales or the potential for sale of a substantial number of such shares could adversely affect the market price of our common stock, particularly if our common stock remains thinly traded at such time.

The Common Stock is not currently traded at high volume, and you may be unable to sell at or near ask prices or at all if you need to sell or liquidate a substantial number of shares at one time.

The Common Stock is currently traded, but with very low, if any, volume, based on quotations on the “OTCQX”, meaning that the number of persons interested in purchasing our Common Stock at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that prior to September 29, 2011, we did not have an operating business, we are a small company which is still relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot provide any assurance that a broader or more active public trading market for our Common Stock will develop or be sustained, or that trading levels will be sustained.

Stockholders should be aware that, according to Commission Release No. 34-29093, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the future volatility of our share price.

We do not anticipate paying cash dividends on the Common Stock.

You should not rely on an investment in our Common Stock to provide dividend income, as we currently do not plan to pay any in the foreseeable future. Instead, we plan to retain any earnings to maintain and expand our existing licensing operations, further develop our trademarks and finance the acquisition of additional trademarks. Accordingly, investors must rely on sales of their Common Stock after price appreciation, which may never occur, as the only way to realize any return on their investment. In addition, the Loan prohibits us from paying any cash dividends while it is outstanding.

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Provisions of our corporate charter documents could delay or prevent change of control.

Our Certificate of Incorporation authorizes our board of directors to issue up to 1,000,000 shares of “blank check” preferred stock without stockholder approval, in one or more series and to fix the dividend rights, terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges, and restrictions applicable to each new series of preferred stock. In addition, our Certificate of Incorporation divides our board of directors into three classes, serving staggered three-year terms. Because of the staggered terms, at least two annual meetings, instead of one, would be required to effect a change in a majority of our board of directors. The designation of preferred stock in the future, and the classification of our board of directors into three classes could make it difficult for third parties to gain control of our company, prevent or substantially delay a change in control, discourage bids for the Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies.

Historically, the SEC has taken the position that Rule 144 under the Securities Act, as amended, is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies like us, to their promoters or affiliates despite technical compliance with the requirements of Rule 144. The SEC prohibits the use of Rule 144 for resale of securities issued by shell companies (other than business transaction related shell companies) or issuers that have been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met: the issuer of the securities that was formerly a shell company has ceased to be a shell company; the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company. As such, due to the fact that we had been a shell company prior to October 2005, holders of “restricted securities” within the meaning of Rule 144, when reselling their shares pursuant to Rule 144, shall be subject to the conditions set forth herein.

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SELLING STOCKHOLDERS

The following table sets forth (a) the name and position or positions with the Company of each Selling Stockholder; (b) the number of shares of Common Stock beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by each Selling Stockholder as of the date of this prospectus; (c) the number of shares of Common Stock that each Selling Stockholder may offer for sale from time to time pursuant to this prospectus, whether or not such Selling Stockholder has a present intention to do so; and (d) the number of shares of Common Stock to be beneficially owned by each Selling Stockholder following the sale of all shares that may be so offered, assuming no other change in the beneficial ownership of the Company’s Common Stock by such Selling Stockholder after the date of this prospectus. As of May 31, 2013, we had 8,739,729 shares of common stock outstanding. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from May 31, 2013. Accordingly, each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not held by any other person) and which are exercisable within 60 days from May 31, 2013 have been exercised. Except as otherwise indicated, each person shown in the table has sole voting and investment power with respect to the shares of common stock listed next to his name. The address for each selling shareholder, unless otherwise noted, is c/o XCel Brands, Inc. at 475 Tenth Avenue, 4th Floor, New York, NY 10018.

Name	Shares Beneficially Owned Prior to Offering		Shares to be Offered	Amount Beneficially Owned after Offering	Percentage Beneficially Owned after Offering
Robert D'Loren	3,999,464	(1)	1,397,932	2,601,532	29.3%
James Haran	513,900	(2)	300,197	213,703	2.5%
Seth Burroughs	406,360	(3)	206,891	199,469	2.3%
Lori Shea	153,910	(4)	105,293	48,617	* %
Giuseppe Falco	290,338	(5)	240,338	50,000	* %
Marisa Gardini	575,744	(6)	137,794	437,950	5.1%
Mark DiSanto	485,487	(7)	43,537	441,950	5.1%
Edward Jones, III	77,977	(8)	44,643	33,334	* %
Howard Liebman	77,977	(9)	44,643	33,334	* %
Jeffrey Cohen	688,765	(10)	23,321	665,444	7.7%
Todd Slater	76,655	(11)	43,321	33,334	* %
Jack Dweck	580,089	(12)	20,000	560,089	6.5%

* Less than 1%.

(1)	Represents (i) 190,452 shares; (ii) 526,283 shares owned by Irrevocable Trust of Rose Dempsey (the “Irrevocable Trust ”) of which Mr. D’Loren and Mr. DiSanto are the trustees and as to which Mr. D’Loren has sole voting and dispositive power; (iii) 239,250 shares issuable upon exercise of immediately exercisable warrants; (iv) 1,207,480 restricted shares; (v) 1,428,049 shares held in the name of Isaac Mizrahi and 137,950 shares held in the name of Marisa Gardini over which Mr. D’Loren has sole voting power pursuant to a voting agreement that IM Ready and its principals entered into with the Company and (vi) an aggregate of 270,000 restricted shares held in the name of certain officers, directors and employees over which Mr. D’Loren has sole voting power pursuant to restricted stock agreements between the Company and the holders. Does not include 271,116 shares held by the D’Loren Family Trust (the “Family Trust”) of which Mark DiSanto is a trustee and has sole voting and dispositive power.

(2)	Includes (i) 206,251 shares, (ii) 258,149 restricted shares and (iii) immediately exercisable warrants to purchase 49,500 shares.

(3)	Includes (i) 178,525 shares, (ii) 177,835 restricted shares and (iii) immediately exercisable warrants to purchase 50,000 shares.

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(4)	Includes (i) 39,993 shares, (ii) 88,917 restricted shares and (iii) immediately exercisable warrants to purchase 25,000 shares.

(5)	Includes (i) 21,240 shares, (ii) 219,098 restricted shares and (iii) 50,000 shares issuable upon exercise of warrants that have vested. Mr. Falco has agreed to appoint Robert W. D’Loren, our Chairman and Chief Executive Officer as his irrevocable proxy and attorney-in-fact with respect to 125,000 restricted shares of the Company’s common stock pursuant to a restricted stock agreement entered into by Mr. Falco with the Company. Does not include 50,000 shares issuable upon exercise of warrants that will not become exercisable within 60 days of May 31, 2013.

(6)	Represents 455,019 shares and 120,725 restricted shares. Ms. Gardini has agreed to appoint Robert W. D’Loren, our Chairman and Chief Executive Officer as her irrevocable proxy and attorney-in-fact with respect to (i) 137,950 shares of the Company’s common stock pursuant to a voting agreement that IM Ready and its principals entered into with the Company and (ii) 75,000 restricted shares of the Company’s common stock pursuant to a restricted stock agreement entered into by Ms. Gardini with the Company.

(7)	Includes (i) 271,116 shares held by the Robert D'Loren Family Trust, of which Mark DiSanto is trustee of, and has sole voting and dispositive power over the shares held by the Robert D'Loren Family Trust, (ii) 137,500 shares a held by the Mark X. DiSanto Investment Trust, of which Mark DiSanto is trustee of, and has sole voting and dispositive power over the Shares held by, the Mark X. DiSanto Investment Trust, (iii) 6,669 shares, (iv) 36,868 restricted shares and (v) 33,334 shares issuable upon exercise of options that have vested. Does not include 16,666 shares issuable upon exercise of options the Company agreed to grant to Mr. DiSanto but will not become exercisable within 60 days of May 31, 2013.

(8)	Represents (i) 7,775 shares, (ii) 36,868 restricted shares and (iii) 33,334 shares issuable upon exercise of options that have vested. Does not include 16,666 shares issuable upon exercise of options but will not become exercisable within 60 days of May 31, 2013.

(9)	Represents (i) 7,775 shares, (ii) 36,868 restricted shares and (iii) 33,334 shares issuable upon exercise of options that have vested. Does not include 16,666 shares issuable upon exercise of options but will not become exercisable within 60 days of May 31, 2013.

(10)	Represents (i) 33,334 shares issuable upon exercise of options that have vested, (ii) 378,563 shares held by Jeffrey Cohen, (iii) 16,868 restricted shares and (iv) 260,000 shares held by Earthbound LLC. Jeffrey Cohen and Jack Dweck have shared voting and dispositive power over the shares held by Earthbound LLC. Jeffrey Cohen has voting and dispositive power over the shares held by 3 Sixty, Inc. Does not include 16,666 shares issuable upon exercise of options the Company agreed to grant to Mr. Cohen but will not become exercisable within 60 days of May 31, 2013.

(11)	Represents (i) 6,453 shares, (ii) 36,868 restricted shares and (iii) 33,334 shares issuable upon exercise of options that have vested. Does not include 16,666 shares issuable upon exercise of options but will not become exercisable within 60 days of May 31, 2013.

(12)	Represents (i) 300,089 shares held by Slocum & Worth, LLC, of which Jack Dweck is the sole member and manager, and has sole voting and dispositive power over the shares held by Slocum & Worth, LLC and (ii) 20,000 restricted shares held by Mr. Dweck, and (iii) 260,000 shares held by Earthbound. Jeffrey Cohen and Jack Dweck have shared voting and dispositive power over the shares held by Earthbound LLC.

* * *

The Company may supplement this prospectus from time to time as required by the rules of the Commission to include certain information concerning the security ownership of the Selling Stockholders or any new Selling Stockholders, the number of securities offered for resale and the position, office or other material relationship which a Selling Stockholder has had within the past three years with the Company or any of its predecessors or affiliates.

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USE OF PROCEEDS

Shares covered by this prospectus will be sold by the Selling Stockholders as principals for their own account.  We will not receive any proceeds from sales of any shares by Selling Stockholders.

PLAN OF DISTRIBUTION

The purpose of the prospectus is to permit the Selling Stockholders, if they desire, to offer for sale and sell the Shares they acquired or will acquire pursuant to the Plans at such times and at such places as the Selling Stockholders choose.

The decision to exercise options for Shares, or to sell any Shares, is within the discretion of the holders thereof, subject generally to the Company’s policies affecting the timing and manner of sale of Common Stock by certain individuals. There can be no assurance that any of the options will be exercised or any Shares will be sold by the Selling Stockholders.

Subsequent to exercise, if any, each Selling Stockholder is free to offer and sell his Shares at such times, in such manner and at such prices as he or she shall determine. The Selling Stockholders have advised the Company that sales of Shares may be effected from time to time in one or more types of transactions (which may include block transactions) on the OTCQB tier of the OTC Markets (or such other market, if any, on which our Common Stock may be listed or quoted), in negotiated transactions, through the writing of options on the Shares, through settlement of short sales of Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Stockholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Shares and that there is no underwriter or coordinating broker acting in connection with the proposed sale of the Shares by the Selling Stockholders.

The Selling Stockholders may effect such transactions by selling Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The Selling Stockholders and any broker-dealers that act in connection with the sale of Shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

Because the Selling Stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act.

Under applicable rules and regulations under the Exchange Act, no person engaged in the distribution of the Shares may simultaneously engage in market making activities with respect to our Common Stock for a restricted period before the commencement of the distribution. In addition, the Company has informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market, the provisions of which may limit the timing of purchases and sales of the Shares by the Selling Stockholders.

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LEGAL MATTERS

Certain legal matters with respect to the Common Stock offered hereby will be passed upon by Blank Rome LLP, our legal counsel.

EXPERTS

The financial statements incorporated by reference in this prospectus and elsewhere in the Registration Statement have been so incorporated by reference in reliance upon the reports of CohnReznick LLP and Rothstein Kass & Company, P.C. , independent registered public accountants, upon the authority of said firms as experts in accounting and auditing in giving said reports.

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Prospective purchasers may rely only on the information contained in this prospectus. Neither XCel Brands, Inc. nor the Selling Stockholders have authorized anyone to provide prospective purchasers with information different from that contained or incorporated by reference in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy the shares of Common Stock being offered hereby in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of Common Stock.

2,607,910 shares of Common Stock

PROSPECTUS

May 31, 2013

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by us with the Commission pursuant to Section 13 of the Exchange Act are incorporated by reference in this Registration Statement:

(i)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed with the Commission on May 14, 2013;

(ii)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Commission on March 15, 2013;

(iii)	our Current Report on Form 8-K, dated January 24, 2013 and filed with the Commission on January 24, 2013;

(iv)	our Current Report on Form 8-K, dated April 1, 2013 and filed with the Commission on April 2, 2013; and

(v)	the description of our common stock contained in our registration statement on Form 10-SB, filed with the SEC on September 18, 2000 pursuant to Section 12(g) of the Exchange Act and all amendments or reports filed by us for the purpose of updating those descriptions.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Certain legal matters relating to the validity of the Common Stock being offered by this registration statement will be passed upon for our company by Blank Rome LLP, New York, New York.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit.

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Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation's request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The registrant’s certificate of incorporation, as amended, eliminates, to the fullest extent permitted by the DGCL, a director's personal liability to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

In addition, the registrant's by-laws provide that the registrant will indemnify its officers and directors to the full extent permitted by the laws of the State of Delaware and the employment agreements with the registrant’s executive officers provide that the registrant will indemnify them to the full extent provided by the General Corporation Law of the State of Delaware.

 The registrant carries directors’ and officers’ liability insurance covering its directors and officers for a period of one year commencing on October 2012. The limit of liability of such insurance is $7,500,000 in the aggregate for the insured period.

 The registrant is a party to indemnification agreements with each of its directors and officers that are, in some cases, may be broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. Such indemnification agreements may require the registrant, among other things, to indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors and advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

The securities that are to be reoffered or resold pursuant to this registration statement were issued pursuant to the Plan in transactions that were exempt from registration pursuant to Section 4(2) under the Securities Act.

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ITEM 8. EXHIBITS.

Exhibit No.	Exhibit

3.1	Amendment to the Amended and Restated Certificate of Incorporation of NetFabric Holdings, Inc. (incorporated by reference to the applicable exhibit filed with the Company’s Current Report on Form 8-K, filed October 4, 2011 for the event dated September 28, 2011)

3.1.1	Certificate of Ownership and Merger of XCel Brands, Inc. into NetFabric Holdings, Inc. (incorporated by reference to the applicable exhibit filed with the Company’s Current Report on Form 8-K, filed October 5, 2011 for the event dated September 29, 2011)

3.2	Restated and Amended Bylaws of the Company (incorporated by reference to the applicable exhibit filed with the Company’s Current Report on Form 8-K, filed October 5, 2011 for the event dated September 29, 2011)

4.1	2011 Equity Incentive Plan of the Company (incorporated by reference to the applicable exhibit filed with the Company’s Current Report on Form 8-K, filed October 5, 2011 for the event dated September 29, 2011)

4.2	2011 Equity Incentive Plan and Forms of Award Agreements, Amended and Restated November 26, 2012 (incorporated by reference to Form 10-K filed on March 15, 2013)

5.1	Opinion of Blank Rome LLP

23.1	Consent of Rothstein Kass & Company, P.C., Independent Registered Public Accounting Firm

23.2	Consent of CohnReznick LLP, Independent Registered Public Accounting Firm

23.3	Consent of Blank Rome LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature pages to this Registration Statement)

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ITEM 9. UNDERTAKINGS.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)            If the registrant is relying on Rule 430B:

(A)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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(ii)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 pursuant to the Securities Act;

(ii)          any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)         the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)         any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 31st day of May, 2013.

XCel Brands, Inc.

By:	/s/ Robert D’Loren
Name: Robert D’Loren
Title: Chief Executive Officer, Chairman
(Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert D’Loren and James Haran, and each or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert D’Loren		May 31, 2013
Robert D’Loren	Chief Executive Officer and Chairman (Principal Executive Officer)

/s/ James Haran		May 31, 2013
James Haran	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Marisa Gardini		May 31, 2013
Marisa Gardini	Executive Vice President of Strategic Planning and Marketing and Director

/s/ Jack Dweck		May 31, 2013
Jack Dweck	Director

/s/ Mark DiSanto		May 31, 2013
Mark DiSanto	Director

/s/ Todd Slater		May 31, 2013
Todd Slater	Director

/s/ Edward Jones, III		May 31, 2013
Edward Jones, III	Director

/s/ Howard Liebman		May 31, 2013
Howard Liebman	Director